UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   __________

                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*



                         Taiwan Greater China Fund, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    874037104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          |X|  Rule 13d-1(b)
          |_|  Rule 13d-1(c)
          |_|  Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 874037104                    13G                     Page 2 of 8 Pages
-------------------                                            -----------------

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   1.     NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          CITY OF LONDON INVESTMENT GROUP PLC, A COMPANY INCORPORATED UNDER THE LAWS OF ENGLAND AND WALES
--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                         (b) |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          GREAT BRITAIN
--------- ----------------------------------------------------------------------
                                5.   SOLE VOTING POWER  2,675,753

            NUMBER           ------- -------------------------------------------
          OF SHARES             6.   SHARED VOTING POWER  0
         BENEFICIALLY
           OWNED BY          ------- -------------------------------------------
        EACH REPORTING          7.   SOLE DISPOSITIVE POWER  2,675,753
          PERSON WITH
                             ------- -------------------------------------------
                                8.   SHARED DISPOSITIVE POWER  0

--------------------------------------------------------------------------------
    9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,675,753
--------- ----------------------------------------------------------------------
   10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 |_|
          CERTAIN SHARES
--------- ----------------------------------------------------------------------
   11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.27%
--------- ----------------------------------------------------------------------
   12.    TYPE OF REPORTING PERSON

          HC
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 874037104                    13G                     Page 3 of 8 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
   1.     NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          CITY OF LONDON INVESTMENT MANAGEMENT COMPANY LIMITED, A COMPANY INCORPORATED UNDER THE LAWS OF ENGLAND AND WALES
--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                         (b) |_|
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          GREAT BRITAIN
--------- ----------------------------------------------------------------------
                                5.   SOLE VOTING POWER  2,603,305

            NUMBER           ------- -------------------------------------------
          OF SHARES             6.   SHARED VOTING POWER  0
         BENEFICIALLY
           OWNED BY          ------- -------------------------------------------
        EACH REPORTING          7.   SOLE DISPOSITIVE POWER  2,603,305
          PERSON WITH
                             ------- -------------------------------------------
                                8.   SHARED DISPOSITIVE POWER  0

--------------------------------------------------------------------------------
    9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,603,305
--------- ----------------------------------------------------------------------
   10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 |_|
          CERTAIN SHARES
--------- ----------------------------------------------------------------------
   11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          11.94%
--------- ----------------------------------------------------------------------
   12.    TYPE OF REPORTING PERSON

          IA
--------------------------------------------------------------------------------

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CUSIP No. 874037104                    13G                     Page 4 of 8 Pages
-------------------                                            -----------------

ITEM 1(A).     NAME OF ISSUER:

               The Taiwan Greater China Fund, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               The Taiwan Greater China Fund, Inc.
               111 River Street
               Suite 1001
               Hoboken
               NJ 07030

ITEM 2(A).     NAME OF PERSON FILING:

               This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by The Emerging World Fund, Global Emerging Markets Country Fund, Investable Emerging Markets Country Fund, GFM (Institutional) Emerging Markets Country Fund, The Emerging Markets Free Country Fund and Global Optimization Fondo de Inversion Internacional (collectively, the "Funds") and three segregated accounts to which CLIM provides investment advisory services (the "Accounts")

               (i) City of London Investment Group PLC ("CLIG"), the parent holding company of (a) City of London Investment Management Company Limited ("CLIM"), which acts as an investment advisory services to segregated accounts and various public and private investment funds (the Funds), and

               (ii) CLIM, a wholly owned subsidiary of CLIG and the investment adviser to the Funds. The shares of common stock of the Issuer owned by Global are not included in the statement for CLIM.

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               Address for CLIG and CLIM:

               10 Eastcheap
               London EC3M 1LX
               England

ITEM 2(C).     CITIZENSHIP:

               CLIG - Great Britain

               CLIM - Great Britain

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CUSIP No. 874037104                    13G                     Page 5 of 8 Pages
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ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.001 per share

ITEM 2(E).     CUSIP NUMBER:

               874037104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

               (a) |_| Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

               (b)  |_| Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                    78c).

               (c) |_| Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

               (d) |_| Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

               (e) |X| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) (for CLIM);

               (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g) |X| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) (for CLIG);

               (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

               (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

               (j)  |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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CUSIP No. 874037104                    13G                     Page 6 of 8 Pages
-------------------                                            -----------------

ITEM 4.        OWNERSHIP.

               For CLIG:

               (a) Amount beneficially owned:

                   2,675,753

               (b) Percent of class:

                   12.27%

               (c) Number of shares as to which such person has:

                   (i) Sole power to vote or to direct the vote: 2,675,753

                   (ii) Shared power to vote or to direct the vote: 0

                   (iii) Sole power to dispose or to direct the disposition of:
                         2,675,753

                   (iv) Shared power to dispose or to direct the disposition of:
                        0

               For CLIM:

               (a) Amount beneficially owned:

                   2,603,305

               (b) Percent of class:

                   11.94%

               (c) Number of shares as to which such person has:

                   (i) Sole power to vote or to direct the vote: 2,603,305

                   (ii) Shared power to vote or to direct the vote: 0

                   (iii) Sole power to dispose or to direct the disposition of:
                         2,603,305

                   (iv) Shared power to dispose or to direct the disposition of:
                        0


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

-------------------                                            -----------------
CUSIP No. 874037104                    13G                     Page 7 of 8 Pages
-------------------                                            -----------------

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               CLIG, as the parent holding company of CLIM and CLQM, and CLIM and CLQM, as investment advisers to the Funds, have the power to direct the dividends from, or the proceeds of the sale of the shares owned by the Funds. Each of the Funds owns less than 5% of the shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               CLIG is the parent holding company of CLIM. See also Item 3.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 874037104                    13G                     Page 8 of 8 Pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     The reporting persons agree that this statement is filed on behalf of each of them.


Dated: January 19, 2005

                                         CITY OF LONDON INVESTMENT GROUP PLC

                                         By: /s/ Barry M. Olliff
                                             -----------------------------
                                             Name: Barry M. Olliff
                                             Title: Director


                                         CITY OF LONDON INVESTMENT
                                         MANAGEMENT COMPANY LIMITED

                                         By: /s/ Barry M. Olliff
                                             -----------------------------
                                             Name: Barry M. Olliff
                                             Title: Director